ADDITIONAL COMPENSATION AGREEMENT
                        ---------------------------------



                                                             October [  ], 2003


Neuberger Berman Management Inc.
605 Third Avenue
New York, NY  10058


Ladies and Gentlemen:

         Reference is made to the Underwriting Agreement dated October [ ], 2003 (the "Underwriting Agreement"), by and among Neuberger Berman Real Estate Securities Income Fund Inc., a closed-end management investment company (the "Fund"), Neuberger Berman Management Inc. ("Neuberger Berman") and each of the respective Underwriters named therein, with respect to the issuance and sale of the Fund's shares of common stock, par value $0.0001 per share (the "Common Stock"), as described therein. Reference is also made to (i) the Investment Management Agreement (the "Management Agreement") to be entered into between Neuberger Berman and the Fund and (ii) the registration statement on Form N-2 regarding the Common Stock of the Fund (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

         The Investment Manger agrees to pay to each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Lehman Brothers Inc. ("Lehman Brothers") (each a "Co-Lead Manager" and together, the "Co-Lead Managers"), in their capacities as co-lead managers of the offering of the Fund's Common Stock described in the Registration Statement (the "Offering"), additional compensation (collectively, the "Additional Compensation") as provided for in
Section 3 hereof; provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 3 hereof). The Additional Compensation shall be payable as set forth in
Section 2 hereof.

         SECTION 1. PRO RATA PERCENTAGE. Each Co-Lead Manager shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the aggregate purchase price to the public of the Common Stock sold by such Co-Lead Manager and the denominator of which shall equal the aggregate purchase price to the public of all shares sold by the Underwriters in the Offering, each as set forth on Schedule A hereto.

         SECTION 2. PAYMENT OF ADDITIONAL COMPENSATION.

    (a) Subject to Section 3, in consideration of the services rendered by each of Merrill Lynch and Lehman Brothers in its capacity as a Co-Lead Manager, Neuberger Berman shall pay the Additional Compensation, quarterly in arrears, to each Co-Lead Manager in an amount equal to such Co-Lead Manager's Pro Rata Percentage multiplied by 0.0375% of the aggregate average daily managed assets of the Fund for such quarter (including assets attributable to any preferred shares or other financial leverage of the Fund that may be outstanding).

    (b) All fees payable hereunder shall be paid to each respective Co-Lead Manager by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by such Co-Lead Manager. At the time of each payment of Additional Compensation hereunder, Neuberger Berman shall deliver to the applicable Co-Lead Manager a statement indicating the amount of the average daily managed assets of the Fund for such quarter (including assets attributable to any preferred shares or other financial leverage of the Fund that may be outstanding) on which such payment was based.

    (c) The initial payment of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending December 31, 2003, prorated in respect to the period from the closing date of the firm shares offered pursuant to the Underwriting Agreement to December 31, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by Neuberger Berman pursuant to the Underwriting Agreement.

    (d) Neuberger Berman shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of that portion of the Maximum Additional Compensation Amount (as defined in Section 3) due to the Co-Lead Managers under this Additional Compensation Agreement as described in this Section 2.

         SECTION  3.  MAXIMUM  ADDITIONAL   COMPENSATION  AMOUNT.  The  "Maximum
Additional Compensation Amount" payable by Neuberger Berman hereunder shall be % of the aggregate offering price of the shares of Common Stock in the offering.

         SECTION 4. TERM. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) notice by the Co-Lead Managers to Neuberger Berman that further payments hereunder would exceed the Maximum Additional Compensation Amount, (b) the dissolution and winding up of the Fund, (c) the date on which the Management Agreement or other investment management agreement between the Fund and Neuberger Berman or any successor in interest to Neuberger Berman, including but not limited to an affiliate of Neuberger Berman, shall terminate and (d) the prepayment by Neuberger Berman of an agreed upon amount in accordance Section 2(d) hereof.

         SECTION 5. NOT AN INVESTMENT ADVISER. Neuberger Berman acknowledges that neither Co-Lead Manager is providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of either Co-Lead Manager, and neither Co-Lead Manager is hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

         SECTION 6. NOT EXCLUSIVE. Nothing herein shall be construed as prohibiting either Co-Lead Manager or their respective affiliates from acting as underwriter for any other clients (including other registered investment companies or other investment advisers). This Additional Compensation agreement shall not be considered to constitute a partnership, association or joint venture between Neuberger Berman and either Co-Lead Manager. In addition, nothing in this Additional Compensation Agreement shall be construed to constitute either Co-Lead Manager as the agent or employee of Neuberger Berman or Neuberger Berman as the agent or employee of either Co-Lead Manager and neither of the parties hereto shall make any representation to the contrary.

         SECTION 7. NO LIABILITY. With respect to each Co-Lead Manager, Neuberger Berman agrees that such Co-Lead Manager shall not have liability to Neuberger Berman or the Fund for any act or omission to act by such Co-Lead Manager in the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Co-Lead Manager. The Investment Adviser agrees to indemnify and hold harmless each Co-Lead Manager and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Co-Lead Manager's performance under this Additional Compensation Agreement. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

         SECTION 8. ASSIGNMENT. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

         SECTION  9.  AMENDMENT;   WAIVER.   No  provision  of  this  Additional
Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

         SECTION 10. GOVERNING LAW. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. No claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Neuberger Berman and each Co-Lead Manager each consents to the jurisdiction of such courts and personal service with respect thereto. Each of Neuberger Berman and each Co-Lead Manager waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Additional Compensation Agreement. Each of Neuberger Berman and each Co-Lead Manager agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon Neuberger Berman and such Co-Lead Manager and may be enforced in any other courts the jurisdiction of which Neuberger Berman and such Co-Lead Manager is or may be subject, by suit upon such judgment.

         SECTION 11. This Additional Compensation Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Additional Compensation Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Additional Compensation Agreement, which will remain in full force and effect. This Additional Compensation Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by Neuberger Berman and each Co-Lead Manager.

         SECTION 12. All notices required or permitted to be sent under this Agreement shall be sent, if to Neuberger Berman:

    Neuberger Berman Management Inc.
    605 Third Avenue
    New York, NY  10058
    Attention:  Peter Sundman (cc: General Counsel)

             or if to Merrill Lynch:

    Merrill Lynch, Pierce, Fenner & Smith Incorporated
    4 World Financial Center
    New York, NY 10080
    Attention:  Doug Bond

             or if to Lehman Brothers:

    Lehman Brothers Inc.
    745 Seventh Ave.
    New York, NY 10019
    Attn:

    Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

         SECTION 13. COUNTERPARTS. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among Neuberger Berman, Merrill Lynch and Lehman Brothers Inc. in accordance with its terms.

                                  Very truly yours,

                                  MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED


                                  By:
                                      -----------------------------------------
                                      Name:
                                      Title:


                                  LEHMAN BROTHERS INC.


                                  By:
                                      -----------------------------------------
                                      Name:
                                      Title:



CONFIRMED AND ACCEPTED,
as of the date first above written:


NEUBERGER BERMAN MANAGEMENT INC.


By:
    --------------------------------------------
    Name:
    Title:

                                   SCHEDULE A
-----------------------------------------------------------------------------------------------
                                    AGGREGATE
  CO-LEAD MANAGER                PURCHASE PRICE TO       AGGREGATE PURCHASE
                                  PUBLIC OF COMMON       PRICE TO PUBLIC OF
                                 SHARES SOLD BY CO       COMMON SHARES                 PRO RATA
                                   -LEAD MANAGER        SOLD BY UNDERWRITERS         PERCENTAGE
-----------------------------------------------------------------------------------------------
Merrill Lynch, Pierce, Fenner
    & Smith Incorporated
-----------------------------------------------------------------------------------------------
Lehman Brothers Inc.
-----------------------------------------------------------------------------------------------